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                                                                  Exhibit (h)(8)


                            ADMINISTRATION AGREEMENT


         This Agreement is made as of September 15, 1997 between PACIFIC HORIZON FUNDS, INC., a Maryland corporation (the "Company"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank").

         WHEREAS, the Company is an open-end management investment company and is so registered under the Investment Company Act of 1940 ("1940 Act"); and

         WHEREAS, the Company offers and maintains multiple investment portfolios as specified in its registration statement on Form N-1A (the "Funds"); and

         WHEREAS, the Company offers for sale separate series of shares of common stock in each Fund (the "Shares"); and

         WHEREAS, pursuant to a Distribution Agreement dated September 15, 1997 (the "Distribution Agreement") between the Company and Provident Distributors, Inc. ("Provident"), the Company has retained Provident as its Distributor to provide for the sale and distribution of the Shares; and

         WHEREAS, the Company desires to retain the Bank as its Administrator to provide it with administrative services for the Funds and the Bank is willing to provide such services for the Funds;

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

I.       ADMINISTRATION

      1. APPOINTMENT OF ADMINISTRATOR.

         The Company hereby appoints the Bank as Administrator of each Fund on the terms and for the period set forth in this Agreement, and the Bank hereby accepts such appointment and agrees to provide the services and have the duties set forth in this Section I performed for the compensation provided in this Section. The Company understands that the Bank now acts and shall continue to act as administrator of various investment companies and fiduciary of other managed accounts, and the Company has no objection to the Bank's so acting so long as its services under this Agreement are not impaired thereby. In addition, it is understood that the persons employed by the Bank to assist in the performance of its duties hereunder shall not devote



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     their full time to such services and nothing herein contained shall be deemed to limit or restrict the right of the Bank or any affiliate of the Bank to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

2.   SERVICES AND DUTIES.

     A. Subject to the supervision and control of the Company's Board of Directors, the Bank shall provide facilities, equipment and personnel to carry out those administrative services that are for the benefit of all series of Shares in each of the Funds, provided that such services shall not include those investment advisory functions which are to be performed by the Company's Investment Adviser, the services of Provident as Distributor pursuant to the Distribution Agreement, those services to be performed by the Bank of New York and PNC Bank, National Association ("Custodians") pursuant to the Company's Custody Agreements, those services to be performed by BISYS Fund Services, Inc. or any successor transfer agent ("Transfer Agent") pursuant to the Company's Transfer Agency Agreement and those services normally performed by the Company's counsel, auditors and successors of such aforementioned service providers. The responsibilities of the Bank include, without limitation, the following services:

           1. Participation in the periodic updating of the prospectuses and statements of additional information for the Funds (the "Prospectuses") and accumulation of information for and, subject to approval by the Company's Treasurer and legal counsel, coordination of the preparation, filing, printing and dissemination of reports to the Funds' shareholders and the Securities and Exchange Commission (the "Commission"), including but not limited to annual reports and semi-annual reports on Form N-SAR, notices pursuant to Rule 24f-2 and proxy materials;


           2. Computation of each Fund's net asset value per share on each business day and, with respect to the Company's money market funds determination of the variance of each Fund's amortized cost value per share from its market value per share;

           3. Calculation of the expenses, dividends and capital gain distributions of each Fund;



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 4.  The Bank shall calculate expenses and dividends and capital gain distributions to be paid to each Fund's shareholders in conformity with subchapter M of the Internal Revenue Code.

 5. Payment of all approved expenses of maintaining the offices of the Company, wherever located, and arrangement for payment by the Company of all Board approved expenses payable by the Funds;

 6. Determination, after consultation with legal counsel for the Company, of the jurisdictions in which notice must be provided and fees paid in connection with the sale of shares to investors. Responsibility for the registration, notification, qualification or payment in connection with the sale of shares and for the maintenance of the qualification of the Shares for sale under the securities laws of such jurisdictions; (Payment of Share registration fees and any fees for qualifying or continuing the qualification of the Company shall be made by the Company);

 7. To the extent permitted by law, provision of the services of persons who may be appointed as officers of the Company by the Company's Board of Directors;

 8. Preparation and filing of the Company's federal, state and local income tax returns;

 9. Preparation and, subject to approval of the Company's Treasurer, dissemination of the Company's and each Fund's quarterly financial statements and schedules of investments to the Company's directors, and preparation of such other reports relating to the business and affairs of the Company and each Fund as the officers and directors of the Company may from time to time reasonably request; and

10.  Provision of internal legal and accounting compliance services;

11. Providing and supervising a facility to receive purchase and redemption orders via toll-free IN-WATS telephone lines;

12.  Overseeing the performance of the Custodians, and Transfer



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          Agent including without limitation a review of all correspondence from the Transfer Agent of shareholders for accuracy and timeliness in handling inquiries and review of dividend checks, statements and purchase and redemption orders for proper turn-around;

     13. Making available information concerning each Fund to shareholders; distributing written communications to each Fund's shareholders such as periodic listings of each Fund's portfolio securities, annual and semi-annual reports, and Prospectuses and supplements thereto; and handling shareholder problems and calls relating to administrative matters;

     14. Providing and supervising the services of employees ("relationship coordinators") whose principal responsibility and function will be to preserve and strengthen each Fund's relationships with its shareholders;

     15. Providing for the preparing, supervising and mailing of confirmations for all purchase and redemption orders from shares; and

     16. Providing and supervising the operation of an automated data processing system to process purchase and redemption orders for shares.

B. Assuring that persons are available to transmit redemption requests to the Transfer Agent as promptly as practicable;

C. Assuring that persons are available to transmit orders accepted for the purchase of Shares to the Transfer Agent as promptly as practicable;

D. Preparing regular reports for internal use and for distribution to the Company's Board of Directors concerning shareholder activity;

E.   Responding to shareholder inquiries sent to the Company;

F. The Bank shall oversee the maintenance by the Custodians and Transfer Agent of the books and records required under the 1940 Act in connection with performance of the Custody Agreements and



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     Transfer Agency Agreement, and shall maintain (or oversee the maintenance by such other persons as may from time to time be approved by the Company's Board of Directors) such other books and records (other than those required to be maintained by the Funds' investment adviser) as may be required by law or may be required for the proper operation of the business and affairs of the Funds. Without limiting the foregoing, the Bank shall on behalf of the Funds and at the Funds' expense use reasonable efforts to obtain from the Company's prior administrator all books and records pertaining to the Funds that are required to be maintained under the 1940 Act and that are in the prior administrator's possession (provided, however, (i) that the Bank shall not be liable to the Company for the Bank's failure to obtain all the books and records from the prior administrator so long as the Bank used reasonable efforts to obtain such books and records and (ii) that the Bank shall not be obligated to initiate or pursue litigation against the Company's prior administrator to obtain such books and records) and shall be responsible for the proper maintenance of such records throughout the term of this Agreement. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Bank agrees that all such books and records which it maintains, or is responsible for maintaining, for the Company and the Funds are the property of the Company and further agrees to surrender promptly to the Company any of such books and records upon the Company's request. The Bank further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act said books and records required to be maintained by Rule 31a-1 under said Act. The Company shall have the right at any time to inspect the records (including work papers and the other related documents) in the possession of the Administrator relating to the Company.

G. In performing its services and duties hereunder as Administrator for the Funds, the Bank will act in conformity with the Company's Charter, Bylaws and Prospectuses and with the instructions and directions of the Board of Directors of the Company, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations;

H. The Bank shall at its expense enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Bank shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions but


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                shall have no liability with respect thereto;

        I. The Bank shall act as liaison with the Fund's independent public accountants and shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information with respect to its duties hereunder is made available to such accountants for the expression of their opinion, as required by the Fund;

        J. The Bank shall assist the Custodians and Transfer Agent and the Company's Investment Adviser, counsel and auditors and any other service providers as required to carry out the business and operations of the Funds;

        K. The Bank shall assist in developing compliance procedures for each of the classes of the Company's Funds and shall monitor such compliance procedures, which will include without limitations, compliance with each Fund's investment objective, policies and limitations procedures, guidelines, restrictions, tax matters, and applicable laws and regulations.

        L. The Bank shall review and evaluate the daily pricing of securities for each Fund; and

        M. The Bank, at the expense of the Company, shall maintain each Fund's fidelity bond as required by the 1940 Act and shall maintain errors and omissions insurance on behalf of the Company.

3.      SUBCONTRACTORS.

        It is understood that the Bank may from time to time employ or associate with itself such person or persons as the Bank may believe to be particularly qualified to assist in the performance of this Agreement; provided, however, that, i) the compensation of such person or persons shall be paid by the Bank, ii) notwithstanding anything herein to the contrary the Bank shall be as fully responsible to the Company for the acts and omissions of any subcontractor as the Bank is for its own acts and omissions, and iii) the Board of Directors of the Company shall give prior approval for the use of or change in any sub-administrator or fund accountant to be employed by the Bank on behalf of the Company. Without limiting the generality of the foregoing, it is understood that the Bank has entered into an agreement with PFPC Inc. and Bank of New York ("Fund Accountants") under which said institutions will provide certain accounting, bookkeeping, pricing and




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        dividend and distribution calculation services with respect to the
        Funds at the expense of the Funds.

        Furthermore, it is understood that the Bank has entered into an agreement with PFPC Inc. to provide certain sub-administration services, including but not limited to, facilities, record keeping, registration, tax preparation, and oversight services at the expense of the Bank.


4.      EXPENSES ASSUMED AS ADMINISTRATOR.

        Except as otherwise stated in this subsection 4, the Bank shall pay all expenses incurred by it in performing its services and duties hereunder as Administrator including the cost of any independent pricing service used in connection with the Funds. Other expenses to be incurred in the operation of the Funds (other than those borne by the Company's investment adviser) including taxes, interest, brokerage fees and commissions, if any, fees of directors who are not officers, directors, partners, employees or holders of 5 percent or more of the outstanding voting securities of the Company's investment adviser or the Bank or their subcontractors or any of their affiliates, Securities and Exchange Commission fees and state blue sky registration and qualification fees, advisory fees, fees payable to shareholder organizations, fees for special management services, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, costs attributable to shareholder services, including without limitation telephone and personnel expenses, costs of preparing and printing Prospectuses, or any supplement or amendment thereto, necessary for the continued effective registration of the Shares under the federal or state securities laws, costs of printing and distributing any Prospectus, supplement or amendment thereto for existing shareholders of the Fund described therein, costs of shareholder reports and corporate meetings and any extraordinary expenses will be borne by the Funds. It is understood that certain advertising, marketing, shareholder servicing, administration and/or distribution expenses to be incurred in connection with the Shares may be paid by the Company as provided in any Plan which may in the sole discretion of the Company be adopted in accordance with Rule 12b-1 under the 1940 act and that such expenses will be paid apart from any fees under this Agreement.

5. COMPENSATION. For the services provided and the expenses assumed as Administrator pursuant to this Agreement, the Company on behalf of each Fund will pay the Bank a fee, computed daily and payable monthly as




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                described in the fee schedule attached as Exhibit A.

II.     CONFIDENTIALITY

        The Bank shall treat confidentially and as proprietary information of the Company all records and other information relative to the Company and the Funds and prior or present shareholders or those persons or entities who respond to Provident's inquiries concerning investment in the Company except to the extent information is publicly available or available to the Bank from sources other than the Funds, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder or under any other agreement with the Company, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Bank may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Company.

III.    LIMITATIONS OF LIABILITY

        The Bank shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also and officer, director, partner, employee or agent of the Bank who may be or become an officer, director, employee or agent of the Company, shall be deemed, when rendering services to the Company or to any Fund or acting on any business of the Company or of any Fund (other than services or business in connection with the Bank's duties as Administrator hereunder or under any other agreement with the Company) to be rendering such services to or acting solely for the Company or Fund and not as an officer, director, partner, employee or agent or one under the control or direction of the Bank even though paid by the Bank.

IV.     DURATION AND TERMINATION

        This Agreement shall become effective September 15, 1997 and, unless sooner terminated as provided herein, shall continue until October 31, 1998. Thereafter, if not terminated, this Agreement shall continue automatically as to a particular Fund for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Board of Directors of the Company who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the




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        Company or by vote of a "majority of the outstanding voting securities"
        of such Fund; provided, however, that this Agreement may be terminated by the Company at any time with respect to any Fund, without cause and without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Company or by a vote of a "majority of the outstanding voting securities" of such Fund on 60 days' written notice to the Bank at any time, without the payment of any penalty and by the Bank, on 90 days' written notice to the Company at any time, without the payment of any penalty. This Agreement will immediately terminate in the event of its "assignment." (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)

V.      AMENDMENT OF THIS AGREEMENT

        No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

VI.     NOTICES

        Notices of any kind to be given to the Company hereunder by the Bank shall be in writing and shall be duly given if mailed or delivered to the Company at Association of American Universities, 1200 New York Avenue, NW, Suite 550, Washington, D.C. 20005, Attention: Dr. Cornelius
        J. Pings, President, with a copy to Drinker Biddle & Reath, LLP, Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia, PA 19107, Attention: W. Bruce McConnel, III, Esq. or at such other address or to such individual as shall be so specified by the Company to the Bank. Notices of any kind to be given to the Bank hereunder by the Company shall be in writing and shall be duly given if mailed or delivered to the Bank at 333 S. Beaudry Avenue, 25th Floor, Unit 39277, Los Angeles, CA 90017, Attention: Sandra C. Brown, or at such other address or to such individual as shall be so specified by the Bank to the Company.

VII.    MISCELLANEOUS

        The obligations of each Fund under this Agreement shall be several
        (and not joint, or joint and several) obligations of each Fund. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be signed in one or more counterparts, each of which shall be an original and all of which together shall be deemed one and the same document. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected




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     thereby. Subject to the provisions of Section IV hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by California law (without regard to principles of conflicts of law); provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Commission thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                        PACIFIC HORIZON FUNDS, INC.

                                        By: /s/ Cornelius Pings
                                           --------------------------------


                                        BANK OF AMERICA NATIONAL TRUST AND
                                        SAVINGS ASSOCIATION

                                        By: /s/ Sandra C. Brown
                                           -------------------------------
                                           Name:  Sandra C. Brown
                                           Title: Vice President




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                                   EXHIBIT A
                                  FEE SCHEDULE

MONEY MARKET FUNDS

The Company shall pay the Administrator a fee, computed daily and payable monthly based on the net assets of the California Tax-Exempt Money Market Fund, Government Fund, Prime Fund, Tax-Exempt Money Fund, Treasury Fund and Treasury Only Fund at the following rates:

0.10% of the first $7 billion of each Fund's average net assets, plus 0.09% of the next $3 billion of each Fund's average net assets, plus 0.08% of each Fund's average net assets over $10 billion. Such fee as is attributable to each Fund shall be a separate charge to each such Fund and shall be the several (and not joint and several) obligation of each such Fund.

VARIABLE NAV FUNDS

The Company shall pay the Administrator a fee, computed daily and payable monthly based on the net assets of the following Funds at the rate noted. Such fee as is attributable to each Fund shall be a separate charge to each such Fund and shall be the several (and not joint and several) obligation of each such Fund.

Aggressive Growth Fund and California Tax-Exempt Bond Fund:

0.30%

Capital Income Fund, Corporate Bond Fund, International Equity Fund, National Municipal Bond Fund, Short Term Government Fund and U.S. Government Securities
Fund:

0.20%

Asset Allocation Fund, Blue Chip Fund and Intermediate Bond Fund:

0.15%



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